Exhibit 99.1
E-MAIL (sent February 10, 2014)

Dear Team National Interstate:

On February 7, 2014, National Interstate Corporation issued a press release regarding the “tender offer” commenced on February 5, 2014 by Great American Insurance Company, a wholly-owned subsidiary of American Financial Group, Inc.. In short, Great American is seeking to purchase all of the outstanding shares of common stock of National Interstate, other than shares owned by Great American, at $28.00 per share in cash.

Our Board is in the process of evaluating this offer and intends to advise shareholders of its position within 10 business days (that is, February 19, 2014).

In the meantime, it remains business as usual at National Interstate. It is very important that we all remain focused on our responsibilities and achieving our goals. As your President and CEO and as we celebrate our 25th anniversary, I could not be more proud of all of you.

If you receive any media or other outside inquiries regarding this offer, please direct them to Gary Monda at 877-837-0339.

Thank you.

Dave Michelson

Dave Michelson
President and Chief Executive Officer, x1320
Important Information
This communication does not constitute an offer to buy or the solicitation of an offer to sell any securities. Investors and shareholders are urged to read the Company’s Solicitation/Recommendation Statement when it becomes available, as it will contain important information related to the GAIC tender offer. Investors and shareholders may obtain a free copy of the Solicitation/Recommendation Statement (when available), as well as any other public filings made from time to time by the Company and in connection with GAIC’s tender offer, free of charge, at the SEC’s website at www.sec.gov.

About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).